Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-107754) and Form S-8 (No. 333-139136, No. 333-87920, No. 333-126607 and No. 333-126608) of LIN TV Corp. and LIN Television Corporation of our report dated March 15, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of LIN Television Corporation, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 15, 2007